Exhibit 10.6

CONFIDENTIAL

AGREEMENT

between

LONZA SALES AG

and

NEXVET BIOPHARMA PTY LTD

CONFIDENTIAL

THIS AGREEMENT is made the 16th day of December 2013

BETWEEN

1.	LONZA SALES AG, of Muenchensteinerstrasse 38, Ch-4002 Basel, Switzerland (“Lonza”) and

2.	NEXVET BIOPHARMA PTY LTD of 9 Meaden Street, Southbank 3006, Victoria, Australia , (“Customer”).

WHEREAS:

A.	Customer is the proprietor of the antibody known as NV-02; and

B.	Lonza and its Affiliates has the expertise in the evaluation and production of monoclonal antibodies for therapeutic use; and

C.	Customer wishes to contract Lonza for Services relating to the antibody as described in this Agreement; and

D.	Lonza is prepared to perform such Services for Customer on the terms and conditions set out herein.

NOW IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretation

The following terms shall have the following meanings unless the context requires otherwise:

“Affiliate”	means any Company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant party to this Agreement. “Control” means the ownership of more than fifty per cent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question;

“Agreement”	means this agreement incorporating the Schedules as amended or varied from time to time by written agreement of the parties;

“Batch”	means the total Product obtained from one fermentation and associated purification using the Process and carried out in accordance with cGMP;

“Cell Line”	means the cell line, particulars of which are set out in Schedule 1;

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“cGMP”	means current good manufacturing practices and general biologics products standards as promulgated under the European Commission Directives 2001/83/EC, as amended, and Directive 2003/94/EC; the U.S. Federal Food, Drug and Cosmetic Act found in Title 21 of the U.S. Code of Federal Regulations (CFR), including but not limited to Parts 210, 211 and Parts 11, 301 et seq., 600 to 610, the European Commission Guidelines of Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 2003/94/EC (Eudralex – Volume 4);

“cGMP Product”	means Product which is required under Schedule 2 to be manufactured in accordance with cGMP;

“Customer Information”	means:

(i)	all technical and other information;

(ii)	information that comprise modifications to the Process that make the Process suitable or more effective and/or efficient (including improvements in yield and purity) for the expression, purification and production of canine and other non-human mammalian antibodies)

to the extent that (i) and (ii) are not known to Lonza or in the public domain from time to time and are supplied by Customer to Lonza and includes the Customer Patent Rights, Customer Materials and ideas and information;

“Customer Materials”	means the Materials supplied by Customer to Lonza (if any) and identified as such by Schedule 1 hereto;

“Customer Patent Rights”	means all patents and patent applications of any kind throughout the world that claim the Product or the Cell Line or the Customer Materials or uses thereof in the life sciences or are otherwise owned by the Customer and are necessary or useful in performance of the Services excluding in all cases the Lonza Patent Rights;

“Deliver”, “Delivered” or “Delivery”	has the meaning given to it in Clause 4;

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“External Laboratories”	means any third party instructed by Lonza, with Customer’s consent, to conduct activities required to complete the Services, including but not limited to, third parties that synthesise DNA or perform tests on the Cell Line, Product or materials derived therefrom;

“GS”	means the glutamine synthetase expression system of which Lonza is the proprietor;

“GS Licence”	means a licence granted by Lonza in respect of the use of GS;

“Initial Phase”	shall have the meaning set out in clause 2.5;

“Lonza Know-How”	means all technical and other information relating directly or indirectly to the Process and/or the performance of the Services known to Lonza or its Affiliates from time to time other than confidential Customer Information and information in the public domain;

“Lonza Patent Rights”	means all patents and patent applications of any kind throughout the world relating to the Process which from time to time Lonza or one of its Affiliates is the owner of or is entitled to use;

“Pilot Batch”	means the small scale volume of the Product which is produced as a result of the operation of the Process (but not in accordance with cGMP);

“Price”	means the price specified in Schedule 3 for the Services;

“Process”	means Lonza’s process for the development and production of the Product from the Cell Line, including any improvements or modifications thereto from time to time, all of which excludes Customer Information;

“Product”	means all or any part of the product manufactured under this Agreement using the Process (including any sample thereof), particulars of which are set out in Schedule 1 and includes all derivatives thereof;

“Quality Agreement”	means the quality agreement entered into by the Parties after the Effective Date and which refers to this Agreement, substantially in the form and substance set out in Schedule 4;

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“Services”	means all or any part of the services the subject of this Agreement performed by Lonza (including, without limitation, cell culture evaluation, purification evaluation, master, working and extended cell bank creation, and sample and bulk production) particulars of which are set out in Schedule 2;

“Specification”	means the specification for the cGMP Product, particulars of which are set out in Schedule 1;

“Steering Committee”	shall have the meaning set out in Clause 14.2;

“Technical Project Team”	shall have the meaning set out in Clause 14.1;

“Terms of Payment”	means the terms of payment specified in Schedule 3;

“Territory”	means UK, EU, USA, Japan and Australia;

“Testing Summary”	shall have the meaning set out in Clause 2.4 and as modified in accordance with Clause 2.5;

“Veterinary Product Regulations”	shall mean any Australian, US or EU laws, regulations, guidelines, or policies which, from time to time, regulate the development, supply and marketing of veterinary products, including the International Cooperation on Harmonisation of Technical Requirements for Registration of Veterinary Medicinal Products and the US FDA / CVM Guidance for Industry;

References to the singular number include the plural and vice versa, references to Clauses and Schedules are references to clauses and schedules to this Agreement.

2.	Provision of the Services

2.1	Lonza shall diligently carry out the Services as provided in Schedule 2 and shall use reasonable efforts to achieve the estimated timescales set out in that Schedule (“Time Schedule”).

2.2	For the purpose of ensuring as much as reasonably practical compliance with the Time Schedule, the parties shall actively monitor Lonza’s adherence to the Time Schedule through the Steering Committee and the parties’ respective technical program team. Each technical program team shall comprise at least one representative from each party, each of which shall be knowledgeable in the manner in which the Services are performed. The parties envisage that during each of the Cell Line and Purification stages, they will convene meetings (whether in person or by conference call) of the technical program team at least once every week, or as otherwise agreed between the parties. If at or in advance of any such meeting one party notifies the other of an expected, foreseeable or actual delay of the Time Schedule, the parties shall discuss and analyse such delay and shall together resolve how to best minimize such delay and how to avoid any such or similar delay being repeated.

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2.3	Each of the stages of work shall, in accordance with and as set out in Schedule 2, include preparation of written documentation setting out the processes and procedures to be carried out in that stage of work. Completion of each stage shall occur in accordance with the terms of Schedule 2 and the details of the applicable stage or sub-stage.

2.4	Lonza shall manufacture Pilot Batches in accordance with the project plan. It is understood and acknowledged that the first three (3) Pilot Batches will not meet cGMP or Specification or any specification, quantity or quality obligations and Lonza gives no warranty in this regard. Notwithstanding the foregoing in this Section 2.4 and subject always to the unpredictable nature of the biological processes involved, Lonza will perform the project plan in a professional manner, and in doing so, will adhere to the highest standards generally acceptable in the industry (being the industry of manufacturing biologics generally and antibodies specifically).

2.5	Following completion of the first three (3) Pilot Batches where there has been no material change in the process or procedure (for the avoidance of doubt this may be after any number of Pilot Batches for which the process or procedures have been changed) (the “Initial Phase”) the parties shall, based on the scientific data generated as part of such first three (3) Pilot Batches where there has been no material change in the process or procedure, agree in writing on the parameters (including permitted margins of error) and specifications of a testing summary (the “Testing Summary”). For the avoidance of doubt there shall be no obligation on Lonza to agree to anything which would require Lonza to perform services outside the capabilities of the Process and/or facilities as demonstrated by the scientific data generated from the Initial Phase. Any Pilot Batch made after the Initial Phase shall be tested and released against a certificate of testing which will relate to such Testing Summary. Customer shall pay to Lonza the applicable Price for all Pilot Batches conducted in the Initial Phase (including for the avoidance of doubt, those Pilot Batches before the first three Pilot Batches for which there was no material change in the process or procedure, as well as the first three Pilot Batches for which there was no material change in the process or procedure). Customer shall pay to Lonza the applicable Price for all Pilot Batches after the Initial Phase which comply with the Testing Summary, provided always that if such a Pilot Batch does not comply with the Testing Summary, and the reason for such noncompliance is for a scientific or technical reason or any other reason beyond Lonza’s reasonable control, then Customer shall still be obliged to pay the applicable Price for such Pilot Batches.

2.6	If required by Customer, Lonza shall manufacture cGMP Product to meet the Specification provided that there shall be no such obligation to meet the Specification in respect of the first three (3) Batches of cGMP Product manufactured or in respect of the first cGMP Batch manufactured following any change in the Process agreed to or requested by Customer.

2.7	Owing to the unpredictable nature of the biological processes involved in the Services but subject to Clauses 2.1, 2.2 and 2.4, the timescales set down for the performance of the Services (including without limitation the dates for production and Delivery of Product) and the quantities of Product for Delivery set out in Schedule 2 are estimated only.

2.8	Subject to Lonza’s obligations under Clauses 2.1, 2.4, 2.5, 2.6, 2.9, 2.10 and 2.11, Customer shall not be entitled to cancel any unfulfilled part of the Services or to

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refuse to accept the Services on grounds of late performance, late delivery or failure to produce the estimated quantities of Product for Delivery. Lonza shall not be liable for any loss, damage, costs or expenses of any nature, whether direct or consequential, occasioned by:

(a)	any delay in performance or Delivery howsoever caused; or

(b)	any failure to produce the estimated quantities of Product for Delivery,

except that and notwithstanding anything to the contrary in this Agreement, Customer shall not be under any obligation to accept the Services or any Product generated from performance of the Services if such Product does not comply with the Testing Summary and also if such failure resulted from Lonza’s failure to: (i) follow the project plan procedures, or (ii) perform the project plan in a professional manner, or (iii) adhere to the highest standards generally acceptable in the industry (being the industry of manufacturing biologics generally and antibodies specifically), subject always to the unpredictable nature of the biological processes involved in the Services.

2.9	Lonza shall comply with the International Committee for Harmonisation regulatory requirements from time to time applicable to the Services as set out in Schedule 2.

2.10	Lonza hereby undertakes not to use the Cell Line, Customer Materials or Customer Information (or any part thereof) for any purpose other than the performance of the Services under this Agreement.

2.11	Lonza shall:

(a)	at all times use all reasonable endeavours to keep the Cell Line and/or Customer Materials secure and safe from loss and damage in such manner as Lonza stores its own material of similar nature;

(b)	not part with possession of the Cell Line and/or Customer Materials or the Product, save for the purpose of activities at the External Laboratories or as otherwise authorised in writing by Customer; and

(c)	obtain the consent of Customer before appointing an External Laboratory to perform any of the Services and procure that all External Laboratories are subject to obligations of confidence substantially in the form of those obligations of confidence imposed on Lonza under this Agreement.

2.12	Lonza shall provide Customer with consolidated Batch records, and shall provide Customer with access to the complete Batch records at Lonza’s Slough Facility (at a time and date agreed between the Parties).

2.13	The Parties shall enter into the Quality Agreement as soon as reasonably possible after the Effective Date. Responsibility for quality assurance and quality control of Product shall be allocated between the Parties as set forth in the Quality Agreement.

2.14	Where the Cell Line uses GS, Customer acknowledges that it will require a GS Licence from Lonza prior to in vivo clinical studies or any other commercial use or sale of the Product.

2.15	The Parties acknowledge and agree that during the term of the Agreement, there may be requirements under any Veterinary Regulations which will necessitate a

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change in any of the Process or any of the Services to be provided under this Agreement, the matter will be elevated to the Steering Committee to determine the nature of any such changes in accordance with clause 14.3. The Parties will negotiate in good faith the changes necessary to comply with any Veterinary Regulations (if applicable) and any additional work associated with such changes shall be at Customer’s expense.

3.	Customer Obligations

3.1	Immediately following the date of the Agreement Customer shall supply to Lonza Customer Information, together with full details of any hazards relating to the Cell Line and/or Customer Materials, their storage and use. On review and approval by Lonza’s safety committee of this Customer Information, the Cell Line and/or Customer Materials shall be provided to Lonza at Lonza’s request. Property in the Cell Line and/or Customer Materials and/or Customer Information supplied to Lonza shall remain vested in Customer.

3.2	Customer shall pay the Price set out in Schedule 3 for provision of the Services together with any additional costs and expenses that fall due under this Agreement in accordance with the Terms of Payment.

3.3	Customer hereby grants Lonza the non-exclusive right to use the Cell Line, Customer Materials, Customer Patent Rights and Customer Information for the purpose of this Agreement.

3.4	Customer shall obtain and maintain product liability insurance with a reputable and solvent insurance provider in the amount of at least US$10,000,000 per event or linked events. Customer shall supply Lonza with a copy of insurance policy on reasonable request and Customer shall not terminate or amend (other than amending to increase the level of cover) such policy without prior written notice to Lonza.

4.	Delivery, Transportation of Product and Customer Tests

4.1	Product shall be Delivered EXW (ex-works) Lonza’s premises in Slough, UK (as defined by Incoterms 2010) which means (a) when Lonza places Product at the disposal of Customer at Lonza’s premises, not cleared for export and not loaded onto any collecting vehicle and (b) risk and title to Product pass to Customer at such time (“Deliver,” “Delivery,” or “Delivered,” as appropriate). Lonza shall deliver to Customer the Certificate of Analysis not later than the date of Delivery. Transportation of Product, whether or not under any arrangements made by Lonza on behalf of Customer, shall be made at the sole risk and expense of Customer.

4.2	[Not used]

4.3	Unless otherwise agreed by both parties in writing, Lonza shall package and label Product for Delivery in accordance with its standard operating procedures. It shall be the responsibility of Customer to inform Lonza in writing in advance of any special packaging and labelling requirements for Product. All additional costs and expenses of whatever nature incurred by Lonza in complying with such special requirements shall be charged to Customer in addition to the Price.

4.4

If requested in writing by Customer, Lonza will (acting as agent for Customer) arrange for insurance of Product whilst held by Lonza after Delivery (awaiting transportation) for a maximum of fourteen (14) days on terms equivalent to those

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under which Lonza insures product prior to Delivery. All additional costs and expenses of whatever nature incurred by Lonza in arranging such insurance shall be charged to Customer in addition to the Price.

4.5	If requested in writing by Customer, Lonza will (acting as agent of Customer for such purpose) arrange the transportation of Product from Lonza’s premises to the destination indicated by Customer together with insurance cover for Product in transit at its invoiced value. All additional costs and expenses of whatever nature incurred by Lonza in arranging such transportation and insurance shall be charged to Customer in addition to the Price. Transportation of Product shall be at the sole risk of Customer who shall be deemed to have full knowledge of the carrier’s terms and conditions of carriage. The Customer shall, as appropriate, observe, perform and be subject to the carriage terms in relation to the transportation of the Product.

4.6	Where Lonza has made arrangements for the transportation of Product, Customer shall diligently examine the Product as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of:

(a)	visible damage to or total or partial loss of Product in transit shall be given in writing to Lonza and the carrier within three (3) working days of receipt by Customer; or

(b)	Delivery shall be given in writing to Lonza within ten (10) days after the date of Lonza’s despatch notice.

4.7	Customer shall make damaged Product and associated packaging materials available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by Lonza to Customer. Lonza shall offer Customer all reasonable assistance (at the cost and expense of Customer) in pursuing any claims arising out of the transportation of Product.

4.8	Promptly following receipt of Product (whether from a Pilot Batch after the Initial Phase or cGMP Product) or any sample thereof, Customer may carry out any of the tests outlined or referred to in the Testing Summary set out in Schedule 1. Subject to Clause 2, if such tests show that the Product does not comply with the Testing Summary (in respect of product from a Pilot Batch after the Initial Phase) or the Specification (in respect of cGMP Product), Customer shall give Lonza written notice thereof within sixty (60) days from the date of Delivery and shall return such Product to Lonza’s premises for further testing. In the absence of such written notice Product shall be deemed to have been accepted by Customer as meeting the Testing Summary or Specification (as applicable). Subject to Clause 2.4, if Customer has reasonably demonstrated to Lonza that Product returned to Lonza fails to meet Testing Summary or Specification (as applicable) and that such failure is due to Lonza’s failure to: (i) follow the project plan procedures, or (ii) perform the project plan in a professional manner, or (iii) adhere to the highest standards generally acceptable in the industry (being the industry of manufacturing biologics generally and antibodies specifically), Lonza shall at Customer’s discretion refund that part of the Price that relates to the production of such Product or replace such Product at its own cost and expense. In the event Customer requires Lonza to replace such Product, Lonza shall use reasonable endeavours to do so with the minimum delay having regard to its commitments to third parties in the timing of such replacement. For the avoidance of doubt, if the reason that the Product fails to meet the Testing Summary or Specification (as applicable) is due to a scientific or technical or other reason beyond Lonza’s reasonable control, Lonza shall not have any obligations to replace or refund under this Clause 4.8.

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4.9	Upon Customer giving to Lonza written notice in accordance with Section 4.8, Customer shall thereby automatically become entitled to access and inspect (pursuant to the provisions of this Clause 4.9) Lonza’s laboratory notebooks and all other records relating to performance of the Services (“Records”). Lonza shall keep complete and accurate Records for a period of 7 years for Product, each considered separately and Customer shall have the right to have such records examined during that time. Upon two (2) weeks prior written notice from Customer, Lonza shall permit a person appointed by Customer as Customer’s authorized representative to have access to Lonza’s Slough site during normal business hours to examine the Records, provided that at all times during such inspection a Lonza employee accompanies the person appointed by Customer. Customer shall bear the full cost of such inspection.

4.10	Subject to Clause 2, if there is any dispute concerning whether Product returned to Lonza fails to meet the Testing Summary of Specification (as applicable) or whether such failure is due (in whole or in part) to acts or omissions of Customer or any third party after Delivery, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between Lonza and Customer or, in the absence of agreement by the President for the time being of the Association of the British Pharmaceutical Industry. The costs of such independent expert shall be borne equally between Lonza and Customer. The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both Lonza and Customer.

4.11	The provisions of Clauses 4.8 and 4.9 shall be the sole remedy available to Customer in respect of Product that fails to meet Testing Summary or Specification.

5.	Price and Terms of Payment

5.1	Unless otherwise indicated in writing by Lonza, all prices and charges are exclusive of Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by Customer (other than taxes on Lonza’s income). All invoices are strictly net and payment must be made within thirty (30) days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

5.2	In the case of cGMP production, Customer shall pay a handling charge of fifteen percent (15%) on the costs of all raw materials (excluding resins), plus freight, taxes and insurance.

5.3	In default of payment on due date:

(a)	interest shall accrue on any amount overdue at the rate of two per cent (2%) above the base lending rate from time to time of National Westminster Bank plc, interest to accrue on a day to day basis both before and after judgment; and

(b)	Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services or to treat this Agreement as repudiated on not less than ten (10) days’ prior notice in writing to Customer given at any time thereafter.

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6.	Intellectual Property

6.1	Neither party will, as a result of this Agreement, acquire any right, title, or interest in any intellectual property that the other party owns or controls as of the Effective Date of this Agreement, or that the other party obtains ownership or control of separate and apart from the performance of the Services under this Agreement. Lonza shall retain all rights to and in the Process (but subject to Customer’s ownership of the Customer Information), Lonza Patent Rights and Lonza Know-How. Notwithstanding anything to the contrary in this Agreement but subject to the preceding two sentences, Customer shall, at all times (both during the term of this Agreement and thereafter) retain all rights in and to the Product (subject to the terms of the GS Licence). Customer shall retain all intellectual property rights of any nature whatsoever subsisting in:

(i)	the composition of matter of the Product and the composition of matter of all fragments, including epitopes thereof and all primers and probes corresponding thereto; and

(ii)	the use in life science applications of all of the composition described in paragraph (i) of this Section 6.1;

(iii)	Customer Information; and

(iv)	results from experiments conducted (provided that the experiments themselves that comprise part of the Process shall belong to Lonza) with, and the results of research and development carried out under this Agreement with, the use of any of the biological materials identified in paragraph (i) of this Section 6.1.

6.2	Lonza shall own all right, title and interest in “New General Application Intellectual Property,” which as used in this Agreement means intellectual property that Lonza and/or its Affiliates, contractors or agents develops, conceives, invents, reduces to practice or makes in the course of performance of the Services and that: (i) arises from or relates to the Process, Lonza Patent Rights or Lonza Know-How and/or the development or manufacture of biological or chemical products (other than the Product); and (ii) is severable from Customer Patents Rights and from Customer Information and does not reveal or disclose Customer Information or Customer Materials. If Lonza makes use of Customer Information that comprises new ideas and reduces these to practice, Nexvet hereby grants Lonza and its Affiliates a non-exclusive, world-wide, fully paid-up, irrevocable and transferable licence to use those new ideas for research purposes only. If Lonza wishes to make use of such new ideas for anything other than research purposes, the provision of clause 6.6 shall apply.

6.3

Except for and not including the New General Application Intellectual Property, Customer shall own all right, title, and interest in any and all intellectual property that Lonza and/or its Affiliates conceives, invents, reduces to practice, develops or makes, solely or jointly with Customer or others, in the course of performance of the Services or as a result of receipt of Customer Information or Customer Materials and (in each case) which is a development or direct derivative of Customer Information or Customer Materials (collectively, the “New Customer Intellectual Property”). Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property. Lonza shall promptly disclose to Customer in writing all New Customer Intellectual Property. Lonza shall execute, and shall require Lonza’s personnel involved in the performance of the Services to execute, any documents

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required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property. Upon Customer’s request and at Customer’s reasonable expense, and at no cost to Lonza, Lonza shall assist Customer as may be necessary to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property. For the avoidance of doubt, the parties agree that the term “New Customer Intellectual Property” shall not under any circumstances be interpreted or defined to include any “New General Application Intellectual Property”.

6.4	Lonza hereby grants Customer a non-exclusive, world-wide, fully paid-up, irrevocable and transferable licence, with the right to grant and authorize sublicenses, under and to all New General Application Intellectual Property, to the extent such New General Application Intellectual Property is necessary or useful to develop, conduct clinical trials for, formulate, manufacture, test, seek regulatory approval for, market, commercialize, make, have made, use, sell, import, and distribute Product.

6.5	Lonza recognises that Customer may wish to transfer the Process to a third party to manufacture the Product, and the Parties agree that the Lonza Know- How and the Lonza Patents contained in the Process may be transferred to a third party (the “Technology Transfer”), on terms and a price to be agreed depending on the scope of the Technology Transfer. Lonza agrees that the maximum sum payable by Customer to Lonza for such Technology Transfer shall be:

(a)	£ *** to transfer the Process at any time prior to the commencement of cGMP manufacturing activities; and

(b)	£ *** to transfer the Process at any time after the commencement of cGMP manufacturing activities,

with the precise amount payable to be determined in advance of such transfer.

6.6	If Lonza wishes to use any Customer Information or Customer Materials or Customer Patent Rights for purposes outside this Agreement, the parties shall discuss relevant terms on which Lonza may be granted a licence to do so. If a third party will wish to use any Customer Information or Customer Materials, Nexvet shall enter into a direct contractual arrangement with such third party.

7.	Warranties and Indemnification

7.1	Lonza warranty: Lonza warrants that:

(a)	the Services shall be performed in accordance with Clauses 2.1 and 2.2;

(b)	at all times throughout the term of this Agreement and subject to 7.1(f), Lonza shall have and maintain all of the approvals and certifications and licences within the Territory, including all regulatory approvals and certifications and licences that it is required to have and maintain within the Territory in order to be entitled to lawfully exercise its rights and perform its obligations under this Agreement, including performance of the Services;

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(c)	unencumbered title (save for any intellectual property rights which may exist) to Product will be conveyed to Customer upon Delivery;

(d)	as of the date of this Agreement the Lonza Know How and Lonza Patent Rights are owned by Lonza or Lonza is otherwise entitled to use them for the purposes of providing Services under this Agreement and during the term of this Agreement Lonza shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes;

(e)	Lonza has the necessary corporate authorisations to enter into this Agreement;

(f)	as of the date of this Agreement to the best of Lonza’s knowledge and belief, the use by Lonza of the Process (excluding any modifications or steps made or developed by Customer, Customer Materials, Customer Information and Customer Patent Rights) and Lonza Patent Rights and Lonza Know How for the performance of the Services as provided herein will not infringe any rights (including without limitation any intellectual or industrial property rights) vested in any third party; and

(g)	Lonza will notify Customer in writing immediately if it receives or is notified of a claim from a third party that the use by Lonza, it’s Affiliates, contractors or External Laboratories, of the Process and/or the Lonza Know How or the Lonza Patent Rights for Services infringes any intellectual property rights vested in such third party.

7.2	Customer warranty: Customer warrants that:

(a)	Customer has and shall at all times throughout the term of this Agreement have the right to supply the Cell Line, the other Customer Materials and the Customer Information to Lonza and the necessary rights to license or permit Lonza, its Affiliates, contractors and External Laboratories to use the same for the purpose of the Services;

(b)	Customer has the necessary corporate authorisations to enter into this Agreement;

(c)	any of the Cell Line, the other Customer Materials, Customer Information and Customer Patent Rights not owned by Customer are licensed to Customer under a licence which will permit their use by Lonza, its Affiliates, contractors and External Laboratories to perform the Services;

(d)	not to use any product produced as part of a Pilot Batch in any clinical trial, or to administer it to human patients, acknowledging that product produced as part of a Pilot Batch will be used in feline patients;

(e)

as of the date of this Agreement to the best of Customer’s knowledge and belief, the use by Lonza, its Affiliates, contractors and External Laboratories of the Cell Line, other Customer Materials, Customer Information and Customer Patent Rights for the Services(including without limitation the manufacture of the Product) will not infringe any intellectual property rights of any third party (provided, however, that Lonza shall waive any breach of this warranty which arises if a court of competent jurisdiction determines that the use by Lonza of the Cell Line, other Customer Materials, Customer

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Information or Customer Patent Rights for the Services infringes the intellectual property rights of a third party, provided that and for so long as Customer actually indemnifies Lonza pursuant to clause 7.5 below); and

(f)	Customer will promptly notify Lonza in writing if it receives or is notified of a claim from a third party that the Cell Line, other Customer Materials, Customer Information or the Customer Patent Rights or that the use by Lonza, its Affiliates, contractors and/or External Laboratories thereof for the provision of the Services infringes any intellectual property rights of such third party.

7.3	Disclaimer: THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND, EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OTHER WARRANTIES AND CONDITIONS, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.4	Indemnification by Lonza: Subject to clauses 7.6, 7.7, 7.8, 7.9 and 7.10 below, Lonza shall defend, indemnify and hold harmless each of (i) Customer and (ii) its Customer’s Affiliates and (iii) the directors, officers, and employees of Customer and / or its Affiliates and (iv) the successors and assigns of any of the foregoing (each of (i), (ii), (iii) and (iv) a “Customer Indemnitee”) from and against any loss, damage, costs, claims, liabilities and/ or expenses (including court costs and legal fees on a full indemnity basis) that Customer or a Customer Indemnitee may suffer arising directly out of any breach of the warranties given by Lonza in clause 7.1 above or any claims alleging that Lonza’s sole use of Lonza Know-How (excluding use of Lonza Know-How with Customer Materials, Customer Patent Rights or Customer Information) infringes any rights (including without limitation any intellectual property rights) vested in a third party (whether or not Lonza knows or ought to have known the same) provided that there shall be excluded from this indemnity all Customer revenue.

7.5	Indemnification by Customer: Subject to clauses 7.6 and 7.7 below, Customer shall defend, indemnify and hold harmless each of (i) Lonza and (ii) its Lonza’s Affiliates and (iii) the directors, officers, and employees of Lonza and/or its Affiliates and (iv) the successors and assigns of any of the foregoing (each of (i), (ii), (iii) and (iv) a “Lonza Indemnitee”) from and against any loss, damage, costs, claims, liabilities and/or expenses of any nature (including court costs and legal fees on a full indemnity basis), that Lonza or a Lonza Indemnitee may suffer arising directly out of any breach of the warranties given by Customer in clause 7.2 above or any claims alleging the use by Lonza or its Affiliates, contractors or External Laboratories of the Cell Line, the Customer Materials, Customer Patent Rights or the Customer Information infringes any rights (including, without limitation, any intellectual property rights) vested in any third party (whether or not Customer knows or ought to have known about the same) provided that there shall be excluded from this indemnity all Lonza actual or potential revenues other than those which are an integral part of any Price or fees which Customer is obliged to pay to Lonza under this Agreement. Customer shall further indemnify and maintain Lonza and the Lonza Indemnitees promptly indemnified against all claims, actions, costs, losses, damages, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of:

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(a)	any product liability in respect of Product (or any product that contains Product), unless such liability is caused by the negligent act or omission of Lonza in the production and/or supply of Product; and

(b)	any negligent or wilful act or omission of Customer or any of its Affiliates in relation to the use, processing, storage or sale of the Product.

7.6	Indemnification Procedure: If a Lonza Indemnitee or Customer Indemnitee (the “Indemnitee”) intends to claim indemnification under this clause 7, it shall promptly notify the other party (the “Indemnitor”) in writing of such alleged liability. The Indemnitor shall have the right to control the defence thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any liability covered by this clause 7. The obligations of this clause 7.6 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this clause 7. It is understood that only Lonza or Customer may claim indemnity under this clause 7 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

7.7	Subject to Clause 7.9, in no event shall either Party or any and all of its Affiliates have any liability to the other Party or any and all of their Affiliates or Indemnitees pursuant to or in connection with this Agreement or the Services whether in contract, tort, negligence, breach of statutory duty, under any indemnity or otherwise howsoever arising for any loss of profit, loss of revenue, incidental, indirect, special, punitive or consequential damages, save that this Clause 7.7 shall not restrict or limit any liability resulting from breach of confidentiality (clause 8), personal injury or death (of humans), gross negligence or intentional wrongdoing. It is also acknowledged that any third party claims for which recompense from the other under any indemnity in this Agreement shall be regarded as a direct loss and shall not be limited by this Clause 7.7, even if such third party claim could be considered as a special, incidental, indirect or consequential damages, or punitive damages.

7.8	Subject to Clause 7.9, the total aggregate liability of each of the parties and their respective Affiliates to the other and the other party’s Affiliates and Indemnitees pursuant to or in connection with or relation to this Agreement whether in contract, tort, negligence, breach of statutory duty, under any indemnity or otherwise howsoever arising shall not exceed an amount equal to ***, save that this Clause 7.8 shall not limit any liability resulting from personal injury or death (of humans), fraud, breach of confidentiality (clause 8), gross negligence or intentional wrongdoing or from Customer’s liability under clause 7.5(a). For the avoidance of doubt the limit of liability contained in this Clause 7.8 shall be for the Parties and their Affiliates, there shall not be a separate limit for any Affiliate. Nothing in this Clause 7 shall limit or exclude Customer’s obligations to pay invoices, and Customer’s payment of invoices shall not count towards Customer’s limit of liability.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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7.9	Nothing in this Agreement shall operate to exclude or limit the liability of either Party or their Affiliates for fraud, for death or personal injury (of humans) caused by its negligence or for any other liability that cannot be excluded or limited as a matter of law.

7.10	For the avoidance of doubt the limitations of the liability of a Party and its Affiliates set out in this Clause 7 shall be shared by that Party and all of its Affiliates and shall not be construed as a separate limit for each company.

8.	Confidentiality

8.1	Customer acknowledges that Lonza Know-How and Lonza acknowledges that Customer Information with which it is supplied by the other pursuant to the Agreement is supplied, subject to Clause 8.5, in circumstances imparting an obligation of confidence and each agrees to keep such Lonza Know-How or such Customer Information secret and confidential and to respect the other’s proprietary rights therein and not at any time for any reason whatsoever to disclose or permit such Lonza Know-How or such Customer Information to be disclosed to any third party save as expressly provided herein. Lonza may disclose any of Customer’s Confidential Information to Lonza Biologics Plc or Lonza Biologics Porrino SL or to any of Lonza’s other Affiliates provided that (i) in the event that Lonza wishes to make such a disclosure to any of its Affiliates other than Lonza Biologics Plc or Lonza Biologics Porrino SL it shall obtain the prior consent of Nexvet, such consent not to be unreasonably withheld or delayed) and (ii) Lonza shall be responsible for any breaches of confidentiality by such of its Affiliates.

8.2	Customer and Lonza shall each procure that all their respective employees, consultants, contractors and persons for whom it is responsible having access to Lonza Know-How or Customer Information shall be subject to the same obligations of confidence as the principals pursuant to Clauses 8.1 and 8.3 and shall be bound by secrecy agreements in support of such obligations.

8.3	Lonza and Customer each undertake not to disclose or permit to be disclosed to any third party (including any contractors or consultants not previously approved in writing by Lonza, such approval not to be unreasonably withheld or delayed), or otherwise make use of or permit to be made use of (a) any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary of any such holding company of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which comes into its possession under this Agreement or (b) the commercial terms of this Agreement, except to the extent that the same is required to be disclosed pursuant to subpoena, court order, judicial process or otherwise by law, provided the receiving party provides prompt notice to the disclosing party of such requirement in order to give the disclosing party an opportunity to timely seek a protective order or other appropriate judicial relief. In the event the disclosing party is unable to obtain a protective order or other appropriate judicial relief, the receiving party shall disclose only that portion of the disclosing party’s confidential information which is legally required to be disclosed, and ensure that all such confidential information of the disclosing party shall be redacted to the fullest extent permitted by law prior to such disclosure and that the disclosing arty shall be given an opportunity to review the confidential information prior to its disclosure.

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8.4	The obligations of confidence referred to in this Clause 8 shall not extend to any information which:

(a)	is or becomes generally available to the public otherwise than by reason of a breach by the receiving party of the provisions of this Clause 8;

(b)	is known to the receiving party and is at its free disposal prior to its receipt from the disclosing party;

(c)	is subsequently disclosed to the receiving party without being made subject to an obligation of confidence by a third party;

(d)	is developed by any servant or agent of the receiving party without access to or use or knowledge of the information by the disclosing party.

8.5	Nothing in this Agreement shall prevent Lonza or Customer from making any disclosure under any statutory, regulatory or similar legislative requirement or any court order, subject to the imposition of obligations of secrecy wherever possible in that relation, provided always that information so disclosed shall otherwise remain subject to this Clause 8. Without limiting the foregoing in this clause 8.5, in the event that an applicable regulator requires certain information which is confidential to Lonza and which Customer does not have in its possession, Lonza will, at Customer’s request, send such information to such applicable regulator to the fullest extent required by such regulator and at Lonza’s sole cost and expense.

8.6	The parties acknowledges that:

(a)	without prejudice to any other rights and remedies that the parties may have, the parties agree that the Lonza Know-How and Customer Information is valuable and that damages may not be an adequate remedy for any breach of the provisions of this clause 8. The parties agree that the relevant party will be entitled without proof of special damage to seek the remedies of an injunction and other equitable relief for any actual or threatened breach by the other party;

(b)	save as provided herein Lonza shall not at any time have any right, title, licence or interest in or to Customer Information, Customer Patent Rights or any other intellectual property rights vested in Customer or to which Customer is entitled; and

(c)	Customer shall not at any time have any right, title, licence or interest in or to Lonza Know-How, the Lonza Patent Rights or any other intellectual property rights relating to the Process which are vested in Lonza or to which Lonza is otherwise entitled.

9.	Termination

9.1

If it becomes apparent to either Lonza or Customer at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons, a sixty (60) day period shall be allowed for good faith discussion and attempts to resolve such problems. If such problems are not resolved within such period, Lonza and Customer shall each have the right to terminate the Agreement forthwith by notice in writing. In the event of such termination, Customer shall pay to Lonza a termination sum calculated by reference to all the Services performed by Lonza prior to such termination (including a pro rata proportion of the

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Price for any stage of the Services which is in process at the date of termination) and all expenses reasonably incurred by Lonza in giving effect to such termination, including the costs of terminating any irrevocable commitments entered into under the Agreement, such termination sum not to exceed the Price.

9.2	Customer may in its sole discretion terminate this Agreement or any individual stages at any time for any reason by giving not less than (thirty) 30 days’ notice in writing to Lonza. In the event of such termination pursuant to this Clause 9.2 and subject to Clauses 9.3 and 9.4 Customer shall pay Lonza a termination sum calculated in accordance with the principles of Clause 9.1 above plus:

(a)	in the event notice to terminate Services (or any part thereof) pursuant to this Clause 9.2 is issued to Lonza six (6) months or less before Lonza’s then estimated start date for any stage of those Services which include *** ; or

(b)	in the event notice to terminate Services pursuant to this Clause 9.2 is issued to Lonza more than six (6) but not more than twelve (12) months before Lonza’s then estimated start date for any stage of those Services which include ***

9.3	The obligation to make payment under clause 9.2 shall be reduced (retrospectively, and hence Lonza shall make an appropriate refund to Customer) to the extent that Lonza mitigates its loss in this regard (and Lonza shall promptly notify Customer of any such mitigation). This provision shall not entitle Customer to be refunded an amount greater than that paid by Customer to Lonza pursuant to this clause 9 and Lonza shall be entitled to deduct from the amount due to be refunded to Customer its reasonable personnel and associated costs in attempting to mitigate its loss.

9.4	For the avoidance of doubt activities relating to cGMP fermentation shall be deemed to commence with the date of removal of the vial of cells from frozen storage for the performance of the fermentation.

9.5	The parties may each terminate the Agreement forthwith by notice in writing to the other party upon the occurrence of any of the following events:

(a)	if the other commits a material breach of the Agreement (which shall include a breach of the warranties set out in clause 7 above) which in the case of a breach capable of remedy is not remedied within thirty (30) days of the receipt by the other of notice identifying the breach and requiring its remedy; or

(b)	if the other ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or insolvency, or undergoes any analogous act or proceedings under foreign law.

9.6	Upon the termination of the Agreement for whatever reason:

(a)	Lonza shall promptly return to Customer all Customer Information and shall dispose of or return to Customer the Customer Materials (and where supplied by Customer the Cell Line) and any materials therefrom, as directed by Customer;

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(b)	Customer shall promptly return to Lonza all Lonza Know-How it has received from Lonza;

(c)	Customer shall not thereafter use or exploit the Lonza Patent Rights or the Lonza Know-How in any way whatsoever;

(d)	Lonza and Customer shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 9.6.

9.7	Termination of this Agreement for whatever reason shall not affect the accrued rights of either Lonza or Customer arising under or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect.

9.8	If during the term of or upon expiration or prior termination of this Agreement (but excluding termination by Lonza in accordance with Clause 9.5), Customer notifies Lonza of its wish to obtain a license from Lonza (with the right to sublicense) to utilise the Process, or any part thereof for the production of Product either at its own facility or that of a third party, or any other intellectual property of Lonza or its Affiliates (whether or not patentable) reasonably necessary for the manufacture of the Product, the Parties shall negotiate in good faith the commercially reasonable terms upon which such a license shall be granted and related technology shall be transferred. The Parties agree that prior to the incorporation of any patentable intellectual property the royalty, if any, which would be associated with such patentable intellectual property shall be disclosed to Customer and Customer shall have the option to include or exclude such patentable intellectual property within the Process. In the event that Customer agrees to incorporate any additional patentable intellectual property within the Process then the royalty associated with such patentable intellectual property shall be in addition to any other royalty payable by Customer to Lonza.

10.	Force Majeure

10.1	If Lonza is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and shall give written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.

10.2	The expression “Force Majeure” shall be deemed to include any cause affecting the performance by Lonza of the Agreement arising from or attributable to acts, events, acts of God, omissions or accidents beyond the reasonable control of Lonza.

11.	Governing Law, Jurisdiction and Enforceability

11.1	The construction, validity and performance of the Agreement shall be governed by the laws of England, and Lonza and Customer submit to the non-exclusive jurisdiction of the Courts of England and Wales.

11.2	No failure or delay on the part of either Lonza or Customer to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

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11.3	Except for any disputes requiring a Party to seek urgent interlocutory or injunctive relief, any disputes relating to issues arising from this Agreement shall, in the absence of resolution within thirty (30) days of the dispute arising, be referred to senior executives of Customer and Lonza, who shall discuss the matter and attempt to resolve it by mutual consent. If the senior executives of Customer and Lonza cannot resolve the dispute within thirty (30) days of the matter being referred to them, either party may, by written notice to the other party, invoke the mediation procedure set out in Clause 11.4 below.

11.4	If a dispute arises between the parties that the parties cannot resolve pursuant to clause 11.3 above, the parties agree to attempt in good faith to resolve such dispute by mediation administered by the CEDR (Centre for Effective Dispute Resolution) in London. The parties agree that they shall share equally the cost of any mediation fees, and the cost of the mediator. Each party must bear its own attorneys’ fees and associated costs and expenses. The place of any mediation shall be London, England. If efforts at mediation are unsuccessful within sixty (60) days of either party referring the dispute to mediation either party may pursue its rights in a court of law.

11.5	Nothing in this Clause 11 shall prevent a party from exercising any right under this Agreement, including the right of termination under clause 9 above.

12.	Notices

12.1	Any notice or other communication to be given under this Agreement shall be delivered personally or sent by facsimile transmission, or if facsimile transmission is not available, by first class pre-paid post addressed as follows:

(a)	If to Lonza to: Lonza Sales AG, Muenchensteinerstrasse 38 CH-4402, Basel, Switzerland,

With a copy to: Lonza Biologics plc

228 Bath Road

Slough

Berkshire SL1 4DX

England

Facsimile: +44 1753 777001

For the attention of: The Head of Legal Services

(b)	If to Customer to:

Nexvet Biopharma Pty Ltd,

Level 39, 385 Bourke Street,

Melbourne 3000,

Victoria,

Australia

Facsimile: +61 3 8459 2102

For the attention of: Mark Heffeman

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or to such other destination as either party hereto may hereafter notify to the other in accordance with the provisions of this Clause 12.

12.2	All such notices or other communications shall be deemed to have been served as follows:

(a)	if delivered personally, at the time of such delivery;

(b)	if sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission;

(c)	if sent by first class pre-paid post, ten (10) business days (Saturdays, Sundays and Bank or other public holidays excluded) after being placed in the post.

13.	Illegality

13.1	If any provision or term of this Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason whatsoever including but without limitation by reason of the provisions of any legislation or other provisions having the force of law or by reason of any decision of any Court or other body or authority having jurisdiction over the parties hereto or this Agreement including the EC Commission or the European Court of Justice:

(a)	such provision shall, so far as it is illegal, invalid or unenforceable, be given no effect by the Parties and shall be deemed not to be included in this Agreement;

(b)	the other provisions of this Agreement shall be binding on the Parties as if such provision was not included therein; and

(c)	the Parties agree to negotiate in good faith to amend such provision to the extent possible for incorporation herein in such reasonable manner as most closely achieves the intention of the Parties without rending such provision invalid or unenforceable.

14.	Governance

14.1	Promptly following the Effective Date, Lonza and Customer shall each establish a “Technical Project Team”. Each such Team shall consist of appropriate technical personnel and shall have a designated Project Team Leader.

14.2	Promptly following the Effective Date, Lonza and Customer shall establish a “Steering Committee”. The Steering Committee shall be comprised of equal numbers of representatives of each Party.

14.3	Without limiting the functions of the Steering Committee set out elsewhere in this Agreement, the role of the Steering Committee shall be to:

14.3.1.    Assess the status of Process in connection with the Services;

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14.3.2.    Resolve disputes arising between the Parties under this Agreement, as provided in Clause 14.4;

14.3.3.    Monitor the progress of the Services;

14.3.4.    Monitor and actively address any deviation and/or foreseen or expected deviation from the Time Schedule.

14.3.5.    Plan and assess needs for future supply of Product;

14.3.6.    Discuss and recommend any changes to the Process; and

14.3.7.    Oversee the choice and qualification of vendors supplying Raw Materials;

14.3.8.    Monitor and discuss the prices of Raw Materials.

14.4	The Steering Committee shall meet at such times as the Steering Committee determines to resolve issues arising under and to perform its responsibilities under this Agreement, provided that the Steering Committee shall meet not less than six (6) times per calendar year, at such locations or by conference call as shall be agreed between the Parties. Lonza shall arrange for all meetings of the Steering Committee to be duly minuted and copies of the minutes provided to both parties. If any issue to be determined by the Steering Committee is not resolved within thirty (30) days after submission of the relevant issue to the Steering Committee, such issue shall be referred for resolution in accordance with clause 11.3.

14.5	The Steering Committee is not empowered to amend the terms of this Agreement.

15.	Miscellaneous

15.1	Lonza shall be entitled to instruct Lonza Biologics Plc to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations. Subject to the previous sentence and to first obtaining the prior consent of Nexvet (such consent not to be unreasonably withheld or delayed), Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations. Subject thereto, neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that either party shall be entitled without the prior written consent of the other party to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to a successor of that party’s business by reason of merger, sale of all or substantially all of its assets or other form of acquisition.

15.2	In the event that Lonza is asked to obtain the services of a third party on behalf of Customer, then Lonza shall not be responsible for the acts and omissions of such third party and in the event of any dispute, Lonza shall use its reasonable endeavours to pass onto Customer whatever remedies it obtains from such third party. For the avoidance of doubt the External Laboratories shall not be a sub-contractor but shall be a third party as referred to in this Clause 15.2.

15.3	The obligations of the parties under clauses 2.11,3, 4, 6 (Intellectual Property), 7 (Warranties and Indemnification), 8 (Confidentiality), 9.6 and 9.7 (consequences of termination) and 11 (Governing Law, Jurisdiction and Enforceability) shall survive the termination of this Agreement for any reason.

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15.4	The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the prior written approval of Lonza and Customer.

15.5	The Agreement embodies the entire understanding of Lonza and Customer and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in the Agreement. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between Lonza and Customer relating to the Services.

15.6	The parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

15.7	No variation of or addition to this Agreement or any part thereof shall be effective unless in writing and signed on behalf of both parties. Notwithstanding the above the parties hereby confirm that amendments to the Specification shall be effective if reduced to writing and signed by the quality and/or regulatory representative of both parties, which quality and/or regulatory representative shall be nominated from time to time by each party.

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AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

NEXVET BIOPHARMA PTY LTD	LONZA SALES AG

Signature: /s/ Mark Heffernan	Signature: /s/ Sven Frie

Printed Name: Mark Heffernan	Printed Name: Sven Frie

Title: CEO	Title: Director Sales & Business Dev

Signature: /s/ C. Allekinger

Printed Name: C. Allekinger

Title: Legal Counsel

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SCHEDULE 1

PRODUCT SPECIFICATION

“Cell Line”	shall mean the GS-CHO Cell Line, created by Lonza expressing Product.

“Product”	shall mean the IgG kappa antibody produced by the Cell Line, known as “GS_NV02” that binds to cat nerve growth factor and of which Customer is the proprietor.

Specification and testing summary to be agreed between the parties prior to GMP manufacturing.

Tentative storage and shipping information

Final Formulation Buffer:

Bottling of Bulk Product:

Primary containers: Nalgene high density polyethylene bottles

Denominations:

The bulk Product will be dispensed into 1L high density polyethylene (HDPE) Nalgene bottles, filling to a tolerance of ±10% of the nominal volume of the container. Any remaining bulk Product will be dispensed into 125mL HDPE Nalgene bottles, filling to a tolerance of ± 10% of the nominal volume of the container. Any remaining Product will be filled into one container of the smallest size specified. If this is not filled with a tolerance of ±10% of the nominal volume, this will be labelled as a Customer Sample and will not be released for clinical use.

For the calculation of the total fill volume it is assumed that 1g of liquid ~ 1ml.

Product Storage Conditions: Store Product at 5±3°C.

Shipment Temperature: Product shipped at greater than 0°C and below or equal to +10°C.

Customer samples (removed during the middle of dispensing):

Shipment Temperature: samples shipped at greater than 0°C and below or equal to +10°C.

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Testing Summary to be Performed on the 10L runs (Stage 8)

Lonza shall manufacture Product in its pilot facility to evaluate the ability of the Process to produce Product meeting the cGMP Specification. For the pilot runs there shall be no obligation to meet the amounts stated to be target amounts or where the result description is to “report result”.

Criterion	Method (Lonza SOP Number)	Target

Characteristics
***

Identity
***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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Criterion	Method (Lonza SOP Number)	Target

Purity
***

Impurities
***
[1]	The applicability of these Lonza generic assays for this Product will be evaluated in Stage 5

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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Criterion	Method (Lonza SOP Number)	Target

***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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SCHEDULE 2

SERVICES

A.	Supply of Customer Materials and Customer Know How

B.	Assumptions

C.	Activities to be performed by Lonza

Table of Contents

***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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A.	Supply of Customer Materials and Customer Know How

Prior to commencement of the Services at Lonza or, if appropriate, prior to the commencement of the relevant Stage of the Services, Customer shall supply Lonza with the following:

(i)	Sufficient information to allow a risk assessment as required by the “Genetically Modified Organisms (Contained Use) (Amendment)” Regulations 1996 and a safety assessment by Lonza’s Biological Safety Committee.

(ii)	If available, a reference standard sample or suitable reference material (approximately 10mg) of the Product antibody suitable for the purposes intended.

B.	Assumptions

It is assumed that the manufacturing Process will fit the current facility operating conditions and within the Stages below, certain assumptions have been listed. Where during the Services there are indications that there may be a requirement for additional equipment, processing time or other non-standard operability criteria, as listed above, this requirement for additional equipment, processing time or other non-standard operability criteria will be agreed by Lonza and the Customer prior to commencement of the relevant Stage, subject to terms and conditions to be agreed between Lonza and Customer.

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C.	Activities to be undertaken by Lonza

***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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SCHEDULE 3

PRICE AND TERMS OF PAYMENT

1.	Price

In consideration for Lonza performing the Services as detailed in Schedule 2 Customer shall pay Lonza as follows:

Stage	Description	Price(1)	***%Discounted Price(1)

Stage 1	***	£***	£***

Stage 2	***	£***	£***

Stage 3	***	£***	£***

Stage 4	***	£***	£***

Stage 5	***	£***(2)	£***(2)
		£***	£***
		£***	£***

Stage 6	***	£***	£***

Stage 7	***	£*** + external laboratory testing charges estimated to be £***	£*** + external laboratory testing charges estimated to be £***

Stage 8	***	£***	£***

Stage 8	***	£***	£***

Notes:

(1)	As described in Clause 4 – “Delivery, Transportation of Product and Customer tests” of the Terms and Conditions, additional costs and expenses incurred by Lonza in arranging insurance and transportation in order to ship samples, Product, and Cell Line shall be charged to Customer in addition to the Price.

(2)	This Price covers evaluation of the performance of Lonza’s generic assays. If a specific assay has to be developed this would require additional activities at a Price to be agreed.

(4)	The external Laboratory charges for the tests listed are estimated, for guidance purposes only, to be approximately £*** for the MCB.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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2.	Payment

Payment by Customer of the Price for each Stage shall be made against Lonza’s invoices as follows:

2.1	For Stages 1, 2, 3, 4, 6 and 8.

***% upon commencement of each Stage.

***% upon completion of each Stage.

Any External Laboratory charges will be invoiced separately.

2.2	For Stage 5A, 5B and 7

***% upon completion of Stage or sub-stage 5A, B and 7.

External Laboratory charges will be invoiced separately.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.